Corix Bioscience Quarterly Shareholder Update

Feb 06, 2018
OTC Disclosure & News Service

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Irvine, CA, Feb. 06, 2018 (GLOBE NEWSWIRE) -- Corix Bioscience Inc. (OTCQB: CXBS) has had a tremendous quarter to end the year of 2017, prompting this announcement to communicate current successes and future milestones.

Highlights from the past 3 months include:

- Rewarding harvest of industrial hemp in Carson City, Nevada
- Purchased $1mm worth of processing equipment fully in cash (without financing)
- Acquired Pharmaceutical Development Corp LTD in Lesotho, South Africa
- Shipped our first set of samples to Switzerland and began marketing in the European market
- Created Joint Venture with ChampRX

With top leading industry experts on their agricultural team and advanced seed genetics, Corix had a banner late harvest in Carson City, Nevada to close out 2017. Corix was able to excel in both quality and quantity in the cultivation of industrial hemp. The rewarding harvest not only proved their capabilities in cultivation, but the substantial inventory also became a promising start for 2018.

Corix has also scaled their manufacturing divisions with major equipment purchases and upgrades. Corix has obtained over $1mm worth of proprietary and agricultural equipment, all paid in full and without financing. These upgrades include a new trimming line, a new packaging line, stripping equipment, drying and preservation systems, post-processing equipment for CBD isolate, and Genius extraction equipment. Machinery of this scale paired up with their strong raw inventory, Corix has increased their overall capacity, will allow them to complete demands they could not fulfill in the past, and facilitate the continuous new incoming orders.

In terms of international sales, Corix Bioscience spent the last three months of 2017 paving way for the global market. By acquiring Pharmaceutical Development Corp LTD in South Africa, Corix has attained the first license issued by the Government of Lesotho that enables them to import and the export cannabis and cannabis resin in various forms. Corix also has an export license that allows them to export cannabis and CBD products to approximately 30 plus different countries in the EU, Canada, Australia, Mexico, Brazil and New Zealand. In the past quarter, Corix also shipped out their first sample order to Switzerland, as a first step into the European market.

Corix also solidified their joint venture with ChampRX for its products. Corix will be their official CBD manufacturer and a 25% equity holder in ChampRX. Both companies will be ring sponsors for Shannon Briggs's next title fight. Corix will also have access to the marketing for ChampRX and its partners. Under the terms of the agreement, Corix will provide the science and manufacturing behind the products and ChampRX will market and promote the product.

ChampRX is composed of several current and former boxers. This includes many title holders including 2X Heavyweight Champion Shannon Briggs, 2X Heavyweight Champion Chris Byrd with several other Olympic and Boxing Champions including Lamon Brewster, Montell Griffin and Ray Mercer, each multiple boxing champion. For more information visit their website at ChampRXCBD.com.

Corix has had a promising fourth quarter with strong synergies carrying into 2018. Corix is more than well-prepared for the new year and is well on their way to achieve their ultimate goals.

About Corix Bioscience Inc;

Corix Bioscience, Inc. ("Corix") is a fully reporting Wyoming corporation listed as OTCQB:CXBS. Corix is the developer of proprietary cannabis and industrial hemp strains using tissue cell cultures to propagate living plants, with plans to patent the strains to be used in the pharmaceutical medical industries.

Our methods allow us to create and breed new and existing plant strains from tissue cells free of any pathogens or disease. We grow these plants to maturity and extract the oils which are the "medicine" part of the plant. Our sales are focused towards the medical industry and we are developing brand named products to be released in early 2018.

Company headquarters are in Phoenix, AZ and with our laboratory and processing facility in Carson City, NV and we grow in Genoa, NV. We are currently looking at expanding our footprint into Washington, Oregon, California and Arizona. The Company's mission is to create clean and consistent products in medical grade facilities. Consistency being the key which will ultima yield a safer and superior product, better for people and the environment. For more information, please visit Corix's website at www.corixbioscience.com

Forward Looking Statement

This press release, and those statements regarding Corix Bioscience and the Company, contain forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.

SOURCE Corix Bioscience Inc.

Related Links

http://www.corixbioscience.com

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